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                                                                     EXHIBIT 5.3

                                         November 21, 1995



The Rouse Company
10275 Little Patuxent Parkway
Columbia, Maryland  21044-3456

Fried, Frank, Harris,
 Shriver & Jacobson
One New York Plaza
New York, New York  10004

Ladies and Gentlemen:

          I have acted as counsel for The Rouse Company, a Maryland corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (Nos. 33-63279 and 33-63279-01) under the Securities Act of 1933, as amended (the "Securities Act") (together with any amendments thereto, and any registration statement that may be filed pursuant to Rule 462(b) under the Securities Act, the "Registration Statement") with respect to (i) the Guarantee to be issued by the Company to The First National Bank of Chicago, as trustee for the benefit of the holders of the __% Cumulative Quarterly Income Preferred Securities of Rouse Capital and registered under the Registration Statement (the "Gurantee") and (ii) the Company's __% Junior Subordinated Debentures due 2025
     registered under the Registration Statement (the "Junior Subordinated Debentures"). The Junior Subordinated Debentures are to be issued to Rouse Capital under an Indenture (the "Indenture") between the Company and The First National Bank of Chicago, as trustee (the "Trustee").

          In that capacity, I have examined the originals, or certified, confirmed or reproduction copies, of all corporate proceedings, records, agreements, instruments and documents, and such statutory, constitutional and other material as I have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In connection therewith, I have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to me as conformed or reproduction copies. As to various questions of fact relevant to such opinions, I have relied upon certificates and statements of public officials and officers or representatives of the Company and others.

          Based upon the foregoing, and subject to the limitations set forth herein, I am of the opinion that:
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                                      -2-


The Rouse House
Fried, Frank, Harris,
 Shriver & Jacobson                                      November 21, 1995




          1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

          2. The Company has all the requisite corporate power and authority to enter into each of the Guarantee and the Indenture and to issue the Junior Subordinated Debentures and to perform its obligations thereunder.

          3. Execution and delivery of each of the Guarantee, the Indenture and the Junior Subordinated Debentures have been duly authorized by the Company.

          I wish to advise you that I am a member of the Maryland Bar and accordingly limit the opinions expressed herein to matters of the laws of the State of Maryland.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to my opinion under the caption "Validity of Securities" in the Prospectus forming a part of the Registration Statement. I hereby also consent to the reliance on this opinion by Fried, Frank, Harris, Shriver & Jacobson.

                                         Very truly yours,


                                         /s/  Bruce I. Rothschild